EXHIBIT 99.1

TOR Minerals International to Report Second Quarter 2010 Financial Results

CORPUS CHRISTI, Texas, July 23, 2010 - TOR Minerals International (Nasdaq: TORM) announced today that it will release second quarter 2010 earnings results after the markets close on Tuesday, August 3, 2010.

A webcast discussing second quarter 2010 results will be accessible immediately following the earnings release via the News section of the company's website, http://www.torminerals.com.  The webcast will be led by Dr. Olaf Karasch, President and CEO, of  TOR Minerals.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

Contact for Further Information
Dave Mossberg
Three Point Advisors, LLC
817 310-0051